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SCHEDULE A

       To the annexed indenture dated as of April 23, 2002 as amended and made between

PENGROWTH CORPORATION

and

COMPUTERSHARE TRUST COMPANY OF CANADA,
in its capacity as Trustee for the Royalty Unitholders and the Trust Unitholders

(Form of Royalty Unit Certificate in the English Language)

ROYALTY UNITS
Pengrowth Corporation

(Incorporated under the Business Corporations Act (Alberta)

No.	Royalty Units
CUSIP #

       THIS CERTIFIES THAT                        is the registered holder of Royalty Units issued by Pengrowth Corporation.

       A transfer of the Royalty Units represented by this Certificate will be registered only upon surrender of this Certificate duly endorsed and in compliance with the laws governing the Corporation and the provisions of the Royalty Indenture referred to below.

       This Royalty Unit Certificate is one of the Royalty Unit Certificates of the Corporation evidencing Royalty Units (the "Royalty Units") issued or issuable under the provisions of an indenture (which indenture together with all other instruments supplemental or ancillary thereto is herein referred to as the "Royalty Indenture") dated as of December 2, 1988 as amended and made between the Corporation and Computershare Trust Company of Canada (the "Trustee"), in its capacity as trustee for the Royalty Unitholders and the Trust Unitholders. Reference is hereby made to the Royalty Indenture for particulars of the rights of the holders of the Royalty Units and of the Corporation and of the Trustee in respect thereof and the terms and conditions upon which the Royalty Units evidenced hereby are issued and held, all to the same effect as if the provisions of the Royalty Indenture were herein set forth, to all of which the holder of this Royalty Unit Certificate by acceptance hereof assents. Terms defined in the Royalty Indenture have the same meaning when used herein. The Corporation will furnish to the holder of this Royalty Unit Certificate, upon request and upon payment of reasonable reproduction costs, a copy of the Royalty Indenture. Save and except as provided in the Unanimous Shareholders' Agreement, nothing contained in the Royalty Unit Certificates, the Royalty Indenture or otherwise shall be construed as conferring upon the holder hereof any right or interest whatsoever as a holder of shares or other securities of the Corporation or any other right or interest except as herein and in the Royalty Indenture expressly provided.

       The Royalty Indenture provides, among other things, that:

  a.
  there shall be deducted from a Royalty Unitholder's share of the Royalty, by way of set off, the Crown royalties; and

  b.
  where the Corporation determines to sell Properties the approval of the holders of Royalty Units must be obtained before the sale is completed.

       The Royalty Units may be exchanged, at the option of the holder hereof, for Trust Units, issued by Pengrowth Corporation on the basis of one Trust Unit for each Royalty Unit, upon surrender of this Royalty Unit Certificate at the principal office of the Trustee in any of the cities of Calgary, Vancouver and Toronto, at any time so long a there are Trust Units outstanding, all on the terms and conditions set forth in the Royalty Indenture.

       The Royalty Indenture contains provisions for the holding of meetings of Unitholders and rendering resolutions passed at such meetings and instruments in writing signed by the holders of a specified majority of the Units outstanding binding upon all Unitholders.

       This Royalty Unit Certificate shall not be valid for any purpose until it shall have been certified by the Trustee under the Royalty Indenture.

       IN WITNESS WHEREOF Pengrowth Corporation has caused its corporate seal to be hereunto affixed and this Royalty Unit Certificate to be signed by its duly authorized officers as of December 2, 1988 as amended.

Pengrowth Corporation
Per:

Per:

2

(Form of Trustee's Certificate)

This Royalty Unit Certificate is one of the Royalty Unit Certificates referred to in the Royalty Indenture within mentioned.

COMPUTERSHARE TRUST COMPANY OF CANADA
Per:

Per:

3

EXCHANGE FORM

TO:    Pengrowth Corporation

       The undersigned registered holder of the within Royalty Unit Certificate hereby irrevocably exercises the right to exchange the royalty units ("Royalty Units") specified below* into trust units ("Trust Units") of Pengrowth Corporation in accordance with the terms of the Royalty Indenture and Trust Indenture referred to in such Royalty Unit Certificate and directs that the Trust Units issuable and deliverable upon the exchange be issued and delivered to the person indicated below. This exchange constitutes a transfer of the specified Royalty Units to Pengrowth Corporation in consideration for the said Trust Units. (If Trust Units are to be issued in the name of a person other than the holder, all requisite transfer taxes must be tendered by the undersigned and the Transfer Form must also be completed.)

*If less than the full number of the within Royalty Units is to be converted, indicate in the space provided the number to be exchanged for Trust Units.

Royalty Units only.
and for such purpose surrenders this Certificate.

Dated: ,
(Signature of Registered Holder)

(Print name in which Trust Units issued on exchange are to be issued, delivered and registered)

Name:

(Address)

(City, Province and Postal Code)
Name of guarantor:
Authorized signature:

TRANSFER FORM

    For Value Received the undersigned hereby sells, assigns and transfers unto

    (Please print or type name and address of assignee)

                                                                      Royalty Unit(s) of Pengrowth Corporation represented by this Certificate.

Dated:

Signature:
Assignor
Name of Guarantor:
Authorized Signature:

NOTICE: The signature to this assignment must correspond with the name as written upon the face of the Certificate, in every particular, without alteration or enlargement, or any change whatever.

Exhibit 7.3

EXECUTION COPY

AMENDED AND RESTATED MANAGEMENT AGREEMENT

       THIS AGREEMENT is made as of May 12, 2003, and is an amendment and restatement of the Amended and Restated Management Agreement dated April 23, 2002.

AMONG:

    PENGROWTH CORPORATION, a corporation incorporated under the laws of Alberta having its registered office and principal place of business in Calgary, Alberta (the "Corporation")

    — and —

    PENGROWTH ENERGY TRUST, formed in accordance with the laws of Alberta, by its trustee Montreal Trust Company of Canada, a trust company with an office in Calgary, Alberta ("EnergyTrust")

    — and —

    COMPUTERSHARE TRUST COMPANY OF CANADA, a trust company incorporated under the laws of Canada with offices in Calgary, Alberta, for and on behalf of the Royalty Unitholders (the "Trustee")

    — and —

    PENGROWTH MANAGEMENT LIMITED, a corporation incorporated under the laws of Alberta, having its registered office and principal place of business in Calgary, Alberta (the "Manager")

  WHEREAS:

A.
The Corporation proposes to acquire Canadian Resource Properties and Permitted Investments, create the Royalty and issue Royalty Units;

B.
Energy Trust has purchased Royalty Units and issued Trust Units in respect thereof, and may continue to purchase Royalty Units from time to time and issue Trust Units in respect thereof;

C.
The Corporation, EnergyTrust and the Trustee wish to retain the Manager to provide certain services in connection with the Properties, the Royalty, EnergyTrust and the Units;

D.
The Manager is willing to render such services on the terms and conditions hereinafter set forth;

E.
The provision by James S. Kinnear of that amount of his time and attention to the provision of Management Services (as hereinafter defined) by the Manager as is consistent with the practice of James S. Kinnear prior to the date hereof is of fundamental importance to the Corporation and EnergyTrust;

F.
The Amended and Restated Management Agreement dated April 23, 2002, is hereby amended and restated.

       NOW THEREFORE in consideration of the premises and the mutual covenants herein contained, the sufficiency of which is hereby acknowledged by the parties hereto, the parties hereto agree as follows:

ARTICLE I
INTERPRETATION

1.01    Definitions

       As used herein, the following terms shall have the meanings set forth below:

  (a)
  "Assumed Expenses" has the meaning given to it in Section 2.05;

  (b)
  "Average Excess Return Amount" means, in respect of any Period, an amount equal to the Average Excess Return Percentage multiplied by the Three Year Market Capitalization for that Period;

  (c)
  "Average Excess Return Percentage" means:

  (i)
  in respect of the Period from July 1, 2003 to December 31, 2003, and for the Period from July 1, 2006 to December 31, 2006, the average of the Excess Return Percentages for the calendar year in which such Period occurred and the two immediately preceding calendar years; and

  (ii)
  for any other Period, the average of the Excess Return Percentages for that Period and the two immediately preceding calendar years;

  (d)
  "Base Fee" means the base fee payable in accordance with Section 3.01;

  (e)
  "Contract Notice Fee" has the meaning given to it in Section 7.03;

  (f)
  "DPSPs" means deferred profit sharing plans, as defined in the Act;

  (g)
  "Effective Date" has the meaning given to it in Section 1.04;

  (h)
  "Excess Return Percentage" means, in respect of any time-frame, (x) the rate of return percentage to a holder of a Trust Unit, based on (A) the Unit Market Price at the end of such time-frame minus the Unit Market Price at the beginning of such time-frame, plus the cash distributions per Trust Unit over such time-frame, divided by (B) the Unit Market Price at the beginning of the time-frame, minus (y) eight percent (8%); and in respect of any time-frame which is less than one year in duration, the distributions per Trust Unit shall be "annualized" by dividing such amount by the number of days in the time-frame and multiplying by three hundred sixty five (365);

  (i)
  "Exchangeable Shares" has the meaning given to it in Section 7.08;

  (j)
  "First Term" has the meaning given to it in Section 7.01(a);

  (k)
  "Income" means the aggregate of the Net Production Revenue of the Corporation and income earned by EnergyTrust from Permitted Investments, excluding any interest on any cash or near-cash deposits or similar investments;

  (l)
  "Key Man Event" has the meaning given to it in Section 7.07(b);

  (m)
  "Management Fee" means the Base Fee and the Performance Fee;

  (n)
  "Management Services" means all services to be provided by the Manager hereunder, as contemplated by Article II;

  (o)
  "Newco" has the meaning given to it in Section 7.08;

  (p)
  "Old Agreement" means the Amended and Restated Management Agreement dated April 23, 2002 among the parties to this Agreement as in effect immediately prior to the Effective Date;

  (q)
  "Old Fee" means, in respect of any period, the total "Acquisition Fees" and "Management Fees" that would have accrued in respect of such period under the Old Agreement, had the Old Agreement continued in force and effect, unamended;

  (r)
  "Performance Fee" means the performance fee payable in accordance with Section 3.02;

  (s)
  "Period" means, for so long as this Agreement is in effect, each period of time over which the Base Fee and Performance Fee is calculated, being the period from July 1, 2003 to December 31, 2003, the calendar years 2004 and 2005, the period from January 1 to June 30, 2006, the period from July 1 until December 31, 2006, the calendar years from 2007 and 2008 and the period from January 1 to June 30, 2009, and with respect to any calendar year in which this Agreement expires or is terminated (other than on June 30 or December 31 of such year), the period from January 1 to and including the date of expiry or termination; and for purposes of Section 3.02(c) the entire calendar year 2006 shall be a Period;

  (t)
  "Permitted Investments" means all "Permitted Investments" as may be defined in the Trust Indenture or the Royalty Indenture from time to time, including, without limitation:

    (i)
    all rights in respect of Royalty Agreements or Royalties and other royalties to the extent they are permitted investments of a mutual fund trust under the provisions of subsection 132(6) of the Act;

    (ii)
    facilities, equipment and other assets of a nature consistent with the business of the Corporation, located in Canada and elsewhere;

    (iii)
    shares in the capital of corporations and interests in partnerships whether general or limited; and

    (iv)
    rights in and to any real property located in Canada and elsewhere.

  (u)
  "Proceeds" means the gross proceeds of the offering of Units;

  (v)
  "RESPs" means Registered Education Savings Plan, as defined in the Act;

  (w)
  "Royalty Exchange Right" means the right granted to each holder of Royalty Units to tender all or any of such Royalty Units to the Trustee and receive Trust Units in exchange therefore as set forth in the Royalty Indenture and the Trust Indenture;

  (x)
  "Royalty Indenture" means the Amended and Restated Royalty Indenture made as of April 23, 2002 between the Corporation and the Trustee on behalf of the Royalty Unitholders, and on behalf of the Trust Unitholders as may be further amended and restated from time to time;

  (y)
  "RRIFs" means registered retirement income funds, as defined in the Act;

  (z)
  "RRSPs" means registered retirement savings plans, as defined in the Act;

  (aa)
  "Share Sale Transaction" has the meaning given to it in Section 7.08;

  (bb)
  "Three Year Market Capitalization" for any Period, means an amount equal to the weighted average number of Trust Units outstanding over the Period and the two immediately preceding calendar years, taken as a whole, and multiplying by the Unit Market Price at the beginning of the earliest of such preceding calendar years;

  (cc)
  "Trust Indenture" means the Amended and Restated Trust Indenture between the Corporation and Computershare Trust Company of Canada dated April 23, 2002, as may be further amended and restated from time to time;

  (dd)
  "Trust Payments" means the Cash Distributions plus ARC and interest income received by EnergyTrust;

  (ee)
  "TSX" means the Toronto Stock Exchange; and

  (ff)
  "Unit Market Price" of the Trust Units at any date means the volume-weighted average of the trading prices per Trust Unit for the ten (10) consecutive trading days immediately preceding such date, and the ten (10) consecutive trading days from and including such date, on the TSX, or if on such date the Trust Units are not listed on the TSX, on the principal stock exchange upon which such Trust Units are listed; provided however that such trading prices shall be appropriately adjusted to take into account any Unit splits, consolidations or similar reorganizations or changes to capital.

1.02    Definitions in Royalty Indenture

       Unless the context otherwise requires, where capitalized terms defined in the Royalty Indenture are used herein without definition, the definitions set out therein shall apply herein.

1.03    Headings

       The Section headings hereof have been inserted for convenience of reference only and shall not be construed to affect the meaning, construction or effect of this Agreement.

1.04    Effective Date; Replacement of Earlier Agreements

       This Amended and Restated Management Agreement shall take effect on July 1, 2003, (the "Effective Date") and as of such date, amends, replaces, and supersedes the Old Agreement. Notwithstanding the foregoing, and notwithstanding anything contained in this Agreement, all amounts payable to the Manager pursuant to the terms of the Old Agreement in respect of the period from January 1, 2003 until the close of business on June 30, 2003, shall continue to be payable, and all fees calculable or payable on a quarterly or annual basis thereunder shall be adjusted and calculated on the basis of a six month period (in the case of annual calculations), without adjustments to milestones and thresholds in the Old Agreement (including the Base Amount in Section 1.01(a) and the thresholds in Section 3.02(a), (b) and (c) of the Old Agreement).

ARTICLE II
THE MANAGER

2.01    Management Services and Duties

       The Corporation and EnergyTrust, with the concurrence of the Trustee, hereby appoint the Manager and the Manager hereby accepts the continuing appointment to undertake on behalf of the Corporation and EnergyTrust, subject to and in accordance with the terms, conditions and limitations contained in Section 2.03, the Royalty Indenture and in the Trust Indenture, all matters pertaining to the Properties which are subject to the Royalty created under the Royalty Indenture and to Permitted Investments under the Trust Indenture including, without limiting the generality of the foregoing, the following matters:

  (a)
  on a timely basis, and in any event, every calendar quarter, provide written reports to the board of directors of the Corporation in order to keep the Corporation fully informed with respect to the acquisition, exploration, development, operation and disposition of, and other dealings with, the Properties, the marketing or other dealings with the Petroleum Substances produced therefrom, and the risk management practices undertaken in respect thereof, and forecasts as to market conditions;

  (b)
  review all opportunities to acquire Canadian Resource Properties and Permitted Investments which, acting reasonably and in the interests of the Corporation, the Royalty Unitholders and EnergyTrust, it believes the Corporation might reasonably be interested in acquiring from time to time and, in respect of Canadian Resource Properties, as required in connection with the purchase of Replacement Properties;

  (c)
  conduct negotiations for the acquisition of Canadian Resource Properties and Permitted Investments, provide lease and land services related to such acquisitions (including the examination and evaluation of any title documents) and arrange for examination and preparation of legal documents or such other services required in connection with such acquisitions, provided that the Manager shall be deemed not to make any warranty of title with respect to any Canadian Resource Properties or Permitted Investments acquired by the Corporation or EnergyTrust;

  (d)
  identify and negotiate efficient and tax-effective arrangements and alliances for the acquisition and development of Canadian Resource Properties and Permitted Investments, subject to approval of the board of directors of the Corporation;

  (e)
  keep and maintain at its office in Calgary, Alberta at all times books, records and accounts which shall contain particulars of all operations, receipts and disbursements relating to the Corporation's interest in the Properties and Permitted Investments and to the Royalty. Such books, records and accounts shall record the business transactions of the Corporation and EnergyTrust and shall in each case be, as nearly as practicable, in accordance with those required to be kept by a distributing corporation as defined in the Business Corporations Act (Alberta);

  (f)
  provide all necessary services in respect of the Corporation acting as operator of any of the Properties and provide all necessary services in respect of Permitted Investments;

  (g)
  review all data, information, notices and requests tendered by any third party operator, advise the Corporation as to the appropriate action to be taken and provide any required expertise on behalf of the Corporation to facilitate the proper conduct of operations in respect thereof;

  (h)
  supervise, train and provide leadership to the employees and consultants of the Corporation, and assist in the recruitment of key employees for the Corporation;

  (i)
  arrange for and negotiate, on behalf of and in the name of Corporation, all contracts with third parties for the proper management and operation of the Properties;

  (j)
  make available, in performing its duties hereunder, the office space, equipment and staff including all accounting, secretarial, corporate and administrative services as may be reasonably necessary to perform its duties hereunder;

  (k)
  to the extent possible, administer all the land records and documents for the Properties including the setting up and maintaining of document and correspondence files, land files and records;

  (l)
  to the extent possible, supervise the disposition and marketing of Petroleum Substances from the Properties, invoice third parties as required and effect the collection of receivables relating thereto;

  (m)
  arrange such audit (subject to the engagement of auditors to be made by the Audit Committee of the board of directors of the Corporation), legal, insurance and other professional services as are required by the Corporation or EnergyTrust in connection with the Properties or the Royalty from time to time;

  (n)
  arrange for all required petroleum engineering and geological services to adequately assess and evaluate the Properties under the supervision of the Reserves Committee of the board of directors of the Corporation;

  (o)
  arrange for the payment of all properly payable costs and expenses incurred by or on behalf of the Corporation or EnergyTrust in connection with the Properties or the Royalty;

  (p)
  ensure that the Corporation and EnergyTrust comply with all material regulations, statutes and reporting requirements in connection with the Properties, Permitted Investments and the Royalty including compliance with the continuous disclosure obligations under all applicable securities legislation;

  (q)
  use its reasonable best efforts to ensure that EnergyTrust receives ARC in a timely manner;

  (r)
  assume and carry out the functions and obligations of the Corporation as set forth and described in Section 2.02 of the Royalty Indenture with respect to the operation of the Properties;

  (s)
  arrange for and negotiate all borrowings, including the private and public placement of bonds and other debt instruments, required by the Corporation to purchase Canadian Resource Properties and Permitted Investments or to fund Capital Expenditures, subject to the approval of the board of directors of the Corporation;

  (t)
  identify, negotiate, arrange for, manage and facilitate the issuance of Trust Units and other securities from time to time through underwriters and agents, subject to the approval of the board of directors of the Corporation;

  (u)
  execute documents on behalf of EnergyTrust in connection with its duties hereunder;

  (v)
  in consultation with the board of directors of the Corporation, promote the reputation of EnergyTrust and the Corporation in the business and investment community through sponsorship and other charitable activities;

  (w)
  conduct investor relations activities and act as a liaison with the brokerage, investment and underwriting communities; and

  (x)
  conduct risk management activities as approved from time to time by the board of directors of the Corporation.

2.02    Unitholder Services and Duties

       The Corporation and EnergyTrust, with the concurrence of the Trustee, hereby appoint the Manager and the Manager hereby accepts the appointment to undertake on behalf of the Corporation and EnergyTrust, subject to and in accordance with the terms, conditions and limitations contained in Section 2.03, the Royalty Indenture and the Trust Indenture, all matters pertaining to the Royalty Units and Trust Units, other than the issue, certification or exchange thereof, or cancellation or maintenance of registers and distribution of payments and statements in respect thereof, including without limiting the generality of the foregoing the following matters:

  (a)
  collect and keep accounts of and effect the payment of the Cash Distributions to the Royalty Unitholders and if payment is made by cheque, the same will be mailed by first class mail, postage prepaid, to the latest address of each Royalty Unitholder, other than the Trustee in its capacity as Royalty Unitholder, on the records of the Corporation or the Trustee, or otherwise known to the Manager or the Corporation;

  (b)
  collect and keep accounts of the Trust Payments accruing to the Trust Unitholders (including accounts in respect of ARC and interest income) and effect the payment of the Trust Payments to the Trust Unitholders as soon as practicable but no later than the Business Day of the payment of the Cash Distributions by the Corporation;

  (c)
  furnish to Royalty Unitholders unaudited statements of receipts and disbursements with each Cash Distribution and to Trust Unitholders with each Trust Payment, and annual disclosure of the number of Trust Unitholders, and, within 90 days of each calendar year-end, furnish to each person who received a Cash Distribution or Trust Payment as a Royalty Unitholder or Trust Unitholder in that year, a statement of receipts and disbursements relating to the Royalty and all necessary income tax information including, with respect to Royalty Unitholders, the necessary documentation and, if required by the Royalty Unitholder access to the books and records of the Manager, to allow them to calculate and apply for their ARC;

  (d)
  furnish to each Trust Unitholder entitled to receive them, the audited financial statements of EnergyTrust for each calendar year within appropriate regulatory time periods;

  (e)
  furnish to Unitholders on a timely basis unaudited financial statements of the Corporation for the last completed quarter, if required and, within appropriate regulatory time periods in each calendar year, the annual audited financial statements of the Corporation, together with all information to be provided to Unitholders pursuant to Section 2.04 of the Royalty Indenture;

  (f)
  if any material change occurs in relation to the Royalty, provide the Unitholders with all such reports as law or regulatory policy may require and notify Unitholders of such material change by letter accompanying the next Cash Distribution or Trust Payment, as the case may be, following such material change and, within appropriate regulatory time periods in each calendar year, the annual audited financial statements of the Corporation;

  (g)
  notify Trust Unitholders of any material change in the affairs of EnergyTrust or in the provisions of the Act as it relates to the Trust Units by letter as soon as reasonably practicable following such material change or changes in the provisions of the Act;

  (h)
  use its best efforts to ensure that the Trust Units continue to qualify as qualified investments for RRSPs, RRIFs, DPSPs and RESPs;

  (i)
  use its best efforts to ensure that the Royalty Units continue to qualify as eligible investments for pension plans registered under the Pension Benefits Standards Act, 1985 (Canada), The Pension Benefits Act (Manitoba), The Pension Benefits Act (Saskatchewan) or the Employment Pension Plans Act (Alberta) without recourse to the exceptional provisions thereunder permitting certain other investments but subject to general investment provisions;

  (j)
  call, hold and distribute material in respect of all necessary meetings of Unitholders including, without limitation:

  (i)
  an annual meeting of Unitholders to be held prior to June 30 in each year at which meeting Unitholders shall exercise their rights as voting security holders of the Corporation;

  (ii)
  any special meeting(s) of Unitholders held to consider any special business relating to the Corporation, the Royalty, or any other matter; and

  (iii)
  any special meeting(s) of Trust Unitholders held to consider the dissolution of EnergyTrust or any other matter.

    Notice of, information in respect of and voting at such meetings shall, as nearly as practicable, conform to that required for shareholders' meetings of a distributing corporation under the Business Corporations Act (Alberta), as modified by the provisions of any agreement or indenture from time to time applicable to the Royalty Units or the Trust Units. The Manager will use its best efforts to ensure compliance with the continuous disclosure obligations under all applicable securities legislation provided, however, that the Corporation and EnergyTrust shall be ultimately responsible for ensuring such compliance;

  (k)
  where necessary, in co-operation with the Trustee, effect the exchange of Royalty Units for Trust Units pursuant to the Royalty Exchange Right and effect the redemption of Trust Units on behalf of EnergyTrust; and

  (l)
  allow Unitholders to inspect, during normal business hours, and, upon payment of the reasonable reproduction costs, to receive photocopies of the Royalty Indenture, the Trust Indenture and a listing of the registered holders of Units and generally, allow Unitholders access to the records of the Corporation to the extent such access would be granted to them if they were shareholders of the Corporation.

2.03    Approval of Board of Directors of Pengrowth

  (a)
  Notwithstanding the generality of Sections 2.01 and 2.02, decisions relating to:

  (i)
  any offerings, including the issuance of additional Trust Units;

  (ii)
  the acquisition and disposition of Canadian Resource Properties or Permitted Investments for a purchase price or proceeds in excess of an amount equal to $5,000,000 or such higher amount as may be determined by the board of directors of the Corporation from time to time;

  (iii)
  the approval of annual operating and capital expenditure budgets;

  (iv)
  the establishment of credit facilities;

  (v)
  the determination of the amount of cash distributions to holders of Trust Units;

  (vi)
  the approval of any amendment to this Agreement, the Royalty Indenture or the Trust Indenture on behalf of the Trust or the Corporation; and

  (vii)
  Assumed Expenses including, without limitation, the aggregate amount of the annual Bonus Pool, subject to the minimum amount set out in Section 3.07, the amount of annual bonuses to senior management individuals and the aggregate amount of annual charitable expenses;

  shall be subject to the approval of the board of directors of the Corporation.

  (b)
  The charitable donations included in the Assumed Expenses shall be determined in consultation with the board of directors of the Corporation, as contemplated by Section 2.06.

2.04    Standard of Care

       In exercising its powers and discharging its duties under this Agreement, the Manager shall exercise that degree of care, diligence and skill that a reasonably prudent manager in respect of petroleum and natural gas properties in Western Canada and in respect of Permitted Investments would exercise in comparable circumstances. It is acknowledged and understood by the parties hereto that the Manager may in its capacity as advisor and manager delegate specific aspects of its obligations hereunder to any other corporation or entity, including the Trustee, provided that such obligation shall not relieve the Manager of any of its obligations under this Agreement.

2.05    Certificate of Compliance

       The Manager shall furnish to the Trustee annually, within 120 days of the fiscal year end of EnergyTrust, a certificate signed by the Chief Executive Officer and the Chief Financial Officer of the Manager, or such other officers of the Manager as may be acceptable to the Trustee, certifying that the Manager is in compliance in all material respects of its covenants, duties or obligations under this Agreement, or if such is not the case, specifying the covenants, duties or obligations which have not been complied with and giving particulars of such non compliance.

2.06    Expenditures by the Manager

       Throughout the term of this Agreement, the Manager shall continue to make certain expenditures for the general benefit of the Corporation in the approximate amount of $2 million per year (the "Assumed Expenses") of a character similar to those set out in Schedule "A" hereto. The amount of the Assumed Expenses may be adjusted from time to time by the Manager and the board of directors of the Corporation to reflect decreases or increases, as the case may be, in Performance Fees. The Assumed Expenses shall be subject to the approval of the board of directors of the Corporation. Within a reasonable time after the end of each calendar quarter, the Manager shall provide a report to the board of directors of the Corporation of the Assumed Expenses made in the previous quarter. The Assumed Expenses shall exclude amounts incurred or paid by the Manager in respect of the PGA tour sponsorship of Stephen Ames and naming rights in respect of the Saddledome (the payment of which expenses shall be the sole responsibility of the Manager) but shall include the Bonus Pool. In the event that the Assumed Expenses are, in any year, less than $2 million, the Management Fee for such year shall be reduced by the amount by which $2 million exceeds the Assumed Expenses. In the event that the Assumed Expenses are, in any year, greater than $2 million, the Manager shall be reimbursed for the amount by which such Assumed Expenses exceed $2 million.

ARTICLE III
MANAGER'S FEES AND EXPENSES

3.01    Base Fee

  (a)
  For the Period from July 1, 2003 to December 31, 2003, and for each of the calendar years ending December 31, 2004 and 2005, the Manager shall be paid a Base Fee equal to two percent (2%) of the first $200 million of Income earned in that Period, plus one percent (1%) of Income in excess of $200 million.

  (b)
  For the Period from January 1, 2006 to June 30, 2006, the Manager shall be paid a Base Fee equal to two percent (2%) of the first $200 million of Income earned in that Period, plus (1%) of Income in excess of $200 million.

  (c)
  For the Period from July 1, 2006 to December 31, 2006, the Manager shall be paid a Base Fee equal to one and one half percent (1.5%) of Income earned in that Period up to the amount of the Remainder, plus one half of one percent (0.5%) of Income in excess of the Remainder. For the purposes of this Section 3.01(c), the "Remainder" shall be the dollar amount by which $200 million exceeds Income for the Period from January 1, 2006 to June 30, 2006, provided that the "Remainder" shall in no case be less than zero.

  (d)
  For the calendar years ending December 31, 2007 and 2008, the Manager shall be paid a Base Fee equal to one and one half percent (1.5%) of the first $200 million of Income earned in that Period, plus one half of one percent (0.5%) of Income in excess of $200 million.

  (e)
  For the Period from January 1, 2009 to June 30, 2009, the Manager shall be paid a Base Fee equal to one and one half percent (1.5%) of the first $100 million of Income earned in that Period, plus one half of one percent (0.5%) of Income in excess of $100 million.

  (f)
  For any Period less than a full year ending prior to June 30, 2006, due to a termination pursuant to subsection 7.02, 7.06 or 7.07, other than such Periods as are referred to above, the Manager shall be paid a Base Fee equal to two percent (2%) of an amount equal to $200 million of Income earned in such Period multiplied by the number of days in such Period and divided by 365, plus one percent (1%) of Income earned in excess of such amount.

  (g)
  For any Period of less than a full year ending prior to June 30, 2009, due to a termination pursuant to subsection 7.02, 7.06 or 7.07, other than such Periods as are referred to above, the Manager shall be paid a Base Fee equal to one and one half percent (1.5%) of an amount equal to $200 million of Income earned in such Period multiplied by the number of days in such Period and divided by 365, plus one half of one percent (0.5%) of Income earned in excess of such amount.

3.02    Performance Fee

(a)
For the Period from July 1, 2003 to December 31, 2003, the calendar years ending December 31, 2004 and December 31, 2005, and for the Period from January 1, 2006 to June 30, 2006, the Manager shall receive a Performance Fee equal to three percent (3%) of the Average Excess Return Amount for each such Period, (provided that for any Period which is less than one year in duration, the Performance Fee shall be pro-rated by multiplying such amount by the number of days in such Period and dividing by three hundred sixty five (365)).

(b)
For the Period from July 1, 2006 to December 31, 2006, the calendar years ending December 31, 2007 and December 31, 2008, and for the Period from January 1, 2009 to June 30, 2009, the Manager shall receive a Performance Fee equal to one and one half percent (1.5%) of the Average Excess Return Amount for each such Period, (provided that for any Period which is less than one year in duration, the Performance Fee shall be pro-rated by multiplying such amount by the number of days in such Period and dividing by three hundred sixty five (365)).

(c)
If this Agreement is in effect at the close of business on December 31, 2006, then for the purpose of calculating the Performance Fee for each of the two (2) Periods in 2006 referred to in 3.02(a) and (b), the Average Excess Return Amount shall be calculated in respect of the entire calendar year 2006 and then divided by two (2), and the result will be the Average Excess Return Amount for each of the two (2) said Periods.

(d)
If, at any time which is relevant for the calculation of any Performance Fee, there is a subdivision or consolidation of Trust Units or any similar transaction which gives rise to a greater or lesser number of Trust Units without any subscription for additional Trust Units or any redemption of Trust Units, (a "subdivision or consolidation"), then, for the purposes of any Performance Fees the calculation of which involves the time in which the subdivision or consolidation occurred, the effects of the subdivision or consolidation event shall be reversed. Without restricting the foregoing, for the purposes of calculating the Excess Return Percentage for the time-frame in which the subdivision or consolidation occurred,

(i)
the Unit Market Price at the end of such time-frame shall be deemed to be the aggregate market capitalization of the Trust Units at that time, divided by the number of Trust Units that would then be outstanding if not for the subdivision of consolidation; and

(ii)
the distributions per Trust Unit over such time-frame shall be deemed to equal the aggregate of all distributions over such time-frame divided by the number of Units which would be outstanding if the subdivision or consolidation had not occurred.

3.03    Cap on Total Management Fee

(a)
For the Period beginning July 1, 2003 and ending December 31, 2003, and for the calendar years ending December 31, 2004, and 2005, the Management Fee for each such Period shall not exceed eighty percent (80%) the Old Fee for such Period.

(b)
The Management Fee for the calendar year ending December 31, 2006, taken as a whole, shall not exceed lesser of:

(i)
the sum of (A) eighty percent (80%) of the Old Fee for the Period from January 1, 2006 to June 30, 2006 and (B) sixty percent (60%) of the Old Fee for the Period from July 1, 2006 to December 31, 2006; and

(ii)
the sum of six million dollars ($6,000,000) and eighty percent (80%) of the Old Fee for the Period from January 1, 2006 to June 30, 2006.

(c)
For each of the calendar years ending December 31, 2007 and 2008, the Management Fee for each such Period shall not exceed the lesser of (i) sixty percent (60%) of the Old Fee for such Period and (ii) twelve million dollars ($12,000,000).

(d)
The Management Fee for the Period beginning January 1, 2009 and ending June 30, 2009 shall not exceed the lesser of (i) sixty percent (60%) of the Old Fee for such Period and (ii) six million dollars ($6,000,000).

(e)
In the event this Agreement is terminated at the end of the First Term, the Management Fee for the Period beginning January 1, 2006 and ending June 30, 2006 shall not exceed eighty percent (80%) of the Old Fee for that Period.

(f)
For any Period less than a full year ending prior to June 30, 2006, due to a termination pursuant to Section 7.02, 7.06 or 7.07, other than such Periods as are referred to above, the Management Fee for such Period shall not exceed eighty percent (80%) of the Old Fee for such Period.

(g)
For any Period of less than a full year ending prior to June 30, 2009, due to a termination pursuant to Section 7.02, 7.06 or 7.07, other than such Periods as are referred to above, the Management Fee for such Period shall not exceed the lesser of (i) sixty percent (60%) of the Old Fee for such Period and (ii) an amount equal to twelve million dollars ($12,000,000) multiplied by the number of days in such Period and divided by 365.

3.04    Minimum Fees

       The Manager shall be entitled to a minimum annual Management Fee of $3.6 million per year comprised of $1.6 million in Management Fees and $2.0 million in Assumed Expenses; provided however that in the event of a termination of this Agreement pursuant to Section 7.02, 7.06 or 7.07, such amounts shall be pro-rated in respect of any Period which is less than a full calendar year to an amount equal to the applicable amount multiplied by the number of days in such Period and divided by 365, provided that, subject to Section 2.06, Assumed Expenses shall in no event be less than amounts actually paid or for which the Manager has become legally obligated to pay in such Period.

3.05    Payment of Fees

(a)
A pro rata portion of the Base Fee shall be payable by the Corporation for each calendar month, payable within ten (10) days of the end of such month. Income for the applicable Period shall be estimated in each calendar month as a basis for the payment of the Base Fee in such calendar month and, if estimated Income for the Period changes, any over or under payment in respect of such month shall become an adjustment to the amount payable in respect of the subsequent month. At the end of the applicable Period, the Base Fee shall be calculated using actual numbers, and within sixty (60) days of the end of such Period, a reconciliation shall take place, based on actual numbers and an adjusting payment made forthwith thereafter; provided however that if this Agreement is not terminated effective June 30, 2006 pursuant to Section 7.03(a), the reconciliation in respect of 2006 shall take place within sixty (60) days of the earlier of (i) the effective date of termination if this Agreement is terminated during 2006, and (ii) December 31, 2006, and an adjusting payment shall be made forthwith thereafter.

(b)
The Performance Fee shall be paid within sixty (60) days of the end of each Period; provided however that if this Agreement is not terminated effective June 30, 2006 pursuant to Section 7.03(a), the Performance Fee in respect of 2006 shall be paid within sixty (60) days of the earlier of (i) the effective date of termination if this Agreement is terminated during 2006 and (ii) December 31, 2006.

3.06    General and Administrative Costs

       The Manager will be entitled to recover all General and Administrative Costs from the Corporation in accordance with the Royalty Indenture, such costs to be approved by the board of directors of the Corporation from time to time.

3.07    Bonus Pool

       As an incentive to officers, employees and special consultants of the Corporation, the Manager shall establish a pool of funds (the "Bonus Pool") which shall be funded from the Management Fee received by the Manager for each Period and which shall be in an amount not less than ten percent (10%) of the Management Fee received for the applicable Period. Subject to subsection 2.03(a)(vii), bonuses will be paid from time to time from the Bonus Pool, in consultation with the Governance and Compensation Committee of the board of directors of the Corporation, provided that James S. Kinnear shall not be entitled to receive any portion of the Bonus Pool.

ARTICLE IV
ACTIVITIES OF THE MANAGER AND THE TRUSTEE

4.01    Other Activities

       The Manager and its directors, officers and shareholders and James S. Kinnear shall at all times act honestly and in good faith with a view to the best interests of the Corporation and EnergyTrust. The Manager shall devote at least that amount of time and attention to the business and affairs of the Corporation and EnergyTrust as that devoted under the Old Agreement. The parties hereby acknowledge that the Manager may be engaged in the oil and gas advisory and consulting business in Canada and elsewhere. The Manager agrees that such activities will not derogate from its duties and obligations hereunder. The Manager further agrees that neither the Manager, nor the directors, officers or shareholders of the Manager, nor James S. Kinnear will engage in any activity (including the provision of advisory or consulting services) which is in conflict with the business and affairs of either the Corporation or EnergyTrust without first obtaining the approval of the board of directors of the Corporation to such activity. In the event that the Manager or any of its directors, officers or shareholders or James S. Kinnear, directly or indirectly, has an interest in any proposed purchase and sale transaction or other transaction with the Corporation or EnergyTrust the Manager shall first disclose the details of the proposed transaction to the board of directors of the Corporation and obtain the approval of the board of directors of the Corporation to such transaction.

4.02    Additional Information

       The parties hereto acknowledge that exploration and development activities on the Properties may have the incidental effect of providing additional information with respect to, or augmenting the value of, properties in which the Manager or its Affiliates have an interest and the parties hereto agree that neither the Manager nor its Affiliates shall be liable to account to any of them with respect to such activities or results provided that the Manager has complied with Section 4.01 and further provided that the Manager shall not act in a manner that would contravene its fiduciary obligations to Unitholders.

4.03    Permitted Activities

       Without limiting the generality of the foregoing, but subject to Section 4.01, during the term of this Agreement, the Manager is hereby expressly permitted:

(a)
to be a shareholder of, or to be an Affiliate of, any person with whom the Manager contracts or deals, or which supplies services to the Manager including, without limitation, underwriters, brokers, bankers and counsel; provided however that if such contract or dealing is on account of Assumed Expenses or other expenses for which reimbursement may be claimed against the Corporation or EnergyTrust, such transaction shall be on terms no more onerous, both as to term and financially, to the Manager than with a person dealing at arm's length with the Manager and further provided that if any such contract or dealing involves an expenditure in excess of $1,000,000 or a commitment longer than one year such contract or dealing shall be subject to the approval of the board of directors of the Corporation;

(b)
to acquire, hold, operate, develop, manage and sell Canadian Resource Properties or Permitted Investments or securities for its own account and as a partner or joint venturer with any other person, and for or on behalf of any other person, or any combination of the foregoing, and to exercise all rights as a holder thereof as if it were not the Manager;

(c)
to acquire, hold and dispose of for its own account, any property, real or personal, even if such property is of a character which could be held as a Property and to exercise all rights as an owner of such properties as if it were not the Manager; and

(d)
to have other business interests of any nature and to continue such business interests while acting as Manager under this Agreement.

4.04    Restrictions and Duties

       During the term of this Agreement, the Manager shall:

(a)
refrain from seeking, charging or receiving fees, commissions or other compensation in connection with the acquisition of Canadian Resource Properties or Permitted Investments made by the Corporation and EnergyTrust, other than the fees specifically provided for herein;

(b)
not commingle its own funds or the funds of any other persons with any funds held by it on behalf of the Corporation or EnergyTrust and the funds of the Corporation and EnergyTrust relating to the offering of Units shall be held in a separate trust account;

(c)
not "step-up" any cost by reason of transactions among Affiliates of the Manager and accordingly, all costs charged to the Corporation will be the lowest amount of costs incurred by the Manager or any Affiliate thereof;

(d)
take such measures as are reasonably necessary to ensure that any exploratory drilling incentive credits, geophysical incentive, grouping rates, petroleum incentive agreements or any other government grants or incentives earned by the Corporation in the course of operations on the Properties shall be received by the Corporation;

(e)
not borrow, nor cause or suffer any person to borrow funds from the Proceeds;

(f)
ensure that Canadian Resource Properties and Permitted Investments will not be acquired from the Manager or from officers or directors of the Manager or persons not at arm's length with the Manager unless such acquisition and related party has been disclosed to and approved by the board of directors of the Corporation; and

(g)
not enter into any other transaction for the acquisition or disposition of any Property, or interest therein, without the approval of the board of directors of the Corporation.

4.05    No Liability for Advice

       The Manager shall not be liable, answerable or accountable for any loss or damage resulting from the advice given by the Manager or the exercise by the Manager of a discretion or its refusal to exercise a discretion, provided that the Manager has acted in a faithful, diligent and honest manner and is not in breach of any of its obligations hereunder.

ARTICLE V
AGENCY

5.01    Farmouts or other Dispositions

       The Trustee on behalf of Royalty Unitholders hereby irrevocably constitutes and appoints the Manager, its successors or assigns as its agent for the purpose of approving any proposal made by the Corporation to make farmouts or other similar dispositions of specific interests in any part of the Properties for the purpose of funding Capital Expenditures only. No person dealing with the Manager is required to inquire into the authority of the Manager to take any action or make any decision on behalf of the Royalty Unitholders in respect of the matters herein referred to during the term of this Agreement.

ARTICLE VI
INDEMNIFICATION OF MANAGER

6.01    Indemnification

       The Manager and any person who, at the request of the Manager, is serving or shall have served as a director, officer or employee of the Manager shall be indemnified by the Corporation out of its assets and out of the Royalty against all liabilities and expenses (including judgments, fines, penalties, amounts paid in settlement and counsel fees) arising from or related in any manner to this Agreement, other than liabilities and expenses arising from or related to the willful misfeasance, bad faith, gross negligence or reckless disregard of duty to the Corporation or EnergyTrust of any such indemnified person and other than liabilities and expenses arising from or related to breaches of this Agreement. For the purposes of this Section 6.01, (a) "action, suit or proceeding" shall include every action, suit or proceeding, civil, criminal or other, and (b) the right of indemnification conferred thereby shall extend to any threatened action, suit or proceeding and the failure to institute it shall be deemed its final determination. The foregoing right of indemnification shall not be exclusive of any other rights to which the Manager or any person referred to in Section 6.01 may be entitled as a matter of law or which may be lawfully granted to him.

ARTICLE VII
TERM AND TERMINATION

7.01    Term

(a)
Subject to Sections 7.02, 7.03, 7.04, 7.06 and 7.07, this Agreement shall remain in force for an initial three year term beginning July 1, 2003 and ending June 30, 2006 (the "First Term").

(b)
If this Agreement has not been terminated pursuant to Section 7.02, 7.03, 7.04, 7.06 or 7.07, then this Agreement shall automatically be renewed for a further three year term beginning July 1, 2006 and ending June 30, 2009.

7.02    Termination by Manager

       Notwithstanding Section 7.01, this Agreement may be terminated at any time upon six months prior written notice by the Manager to all of the other parties to the Agreement.

7.03    Termination by the Corporation

(a)
Notwithstanding Section 7.01, the Corporation may, at the sole direction of a majority of the directors of the Corporation (other than James S. Kinnear and any other director having an ownership interest in the Manager), terminate this Agreement as at the end of the First Term on written notice to the Manager given at any time from October 1, 2005 to March 31, 2006.

(b)
If the Corporation elects to terminate this Agreement pursuant to Section 7.03(a), then the Manager shall receive, by no later than September 30, 2006:

(i)
all payments contemplated by Section 7.04(b); and

(ii)
a fee equal to (A) the aggregate Management Fees earned in respect of the entire First Term less the aggregate of the Assumed Expenses (the Assumed Expenses being subject to a maximum of $2 million per year) for the entire First Term, multiplied by (B) two thirds (2/3rds) (the "Contract Notice Fee"), which may be paid in cash or, subject to Section 7.08, at the option of the Manager in Exchangeable Shares, all in accordance with Section 7.08.

(c)
If the Corporation elects to terminate this Agreement pursuant to Section 7.03(a), this Agreement shall remain in full force and effect in accordance with its terms until June 30, 2006.

7.04    Fundamental Change

(a)
In the event that the Agreement is terminated due to any of the following (a "fundamental change"):

  (i)
  EnergyTrust is terminated pursuant to the terms of the Trust Indenture and the affairs of EnergyTrust are wound up in accordance with the terms of the Trust Indenture; or

  (ii)
  all or substantially all of the Royalty or other assets of EnergyTrust are sold, transferred or otherwise disposed of by EnergyTrust;

then:

(b)
the Manager shall be entitled to receive, and the Corporation and EnergyTrust shall pay, or the Trustee shall pay from funds held on behalf of the Corporation or EnergyTrust, on the termination date, without duplication, all Management Fees and general and other administrative costs owing at the time of termination together with all severance amounts, including employee severance amounts and other liabilities, including equipment leases and office rentals which are reasonably attributable to the employees, consultants, services and equipment employed by the Manager in the provision of the Management Services, provided that to the extent practicable, the Corporation or EnergyTrust shall assume any such on-going obligations in respect of Assumed Expenses other than Assumed Expenses for which the Manager has already been reimbursed; and

(c)
if the termination of this Agreement as a result thereof occurs at any time before December 31, 2006, the Manager shall receive a fee equal to (i) the total Management Fees accrued in respect of the three (3) most recently completed calendar years, pursuant to this Agreement or the Old Agreement, as applicable, less the aggregate of the Assumed Expenses (the Assumed Expenses being subject to a maximum of $2 million per year) for the same three (3) calendar years, multiplied by (ii) two thirds (2/3rds); and

(d)
if the termination of this Agreement occurs at any time on or after December 31, 2006, the Manager shall receive a fee equal to (i) the aggregate Management Fee accrued in respect of the three (3) most recently completed calendar years less the aggregate of Assumed Expenses (the Assumed Expenses being subject to a maximum of $2 million per year), divided by (ii) 1,095 and multiplied by (iii) lesser of (X) 730 and (Y) the number of days remaining in the term of the Agreement.

7.05    Termination

       Upon the effective date of termination or expiry of this Agreement, the Manager shall forthwith:

(a)
pay to or to the order of the Corporation and EnergyTrust all monies collected and held for either of them pursuant to this Agreement, after deducting any amounts incurred to which it is then entitled;

(b)
deliver to or to the order of the Corporation and EnergyTrust a complete auditor's report including a statement showing all payments collected, and a statement of all monies held by it pursuant to this Agreement during the period following the date of the last audited statement furnished to the Corporation and EnergyTrust pursuant to this Agreement;

(c)
to the extent that it is able, subject to legislative and contractual restrictions, deliver to and, where applicable, transfer into the name of the Corporation or as the Corporation may in writing direct, all property and documents of the Corporation then in the custody of the Manager; and

(d)
assign to the Corporation, or its designee, the contracts and arrangements related to Assumed Expenses.

       On termination of this Agreement, the Corporation and EnergyTrust will continue to have rights to the name "Pengrowth" in connection with their business and affairs without obligation to the Manager or any other person in respect of such name and without any payment being required therefor, provided that the Manager shall be entitled to continue to conduct business under its current name.

       After any notice of termination has been given hereunder, the Manager shall not, without the prior approval of the board of directors of the Corporation, amend or terminate any contract or arrangement to be assigned to or assumed by the Corporation on such termination.

7.06    Default

       The Manager's appointment and all authority hereunder shall be terminable by 30 days written notice from any of the other parties in the event:

(a)
that the Manager:

(i)
shall institute proceedings to be adjudicated as a voluntary bankrupt, or shall consent to the filing of a bankruptcy proceeding against it;

(ii)
shall file a petition or answer or consent seeking reorganization, readjustment, arrangement, composition or similar relief under any Canadian federal or provincial bankruptcy law;

(iii)
shall consent to the appointment of a receiver, liquidator, trustee or assignee in bankruptcy;

(iv)
shall make an assignment for the benefit of creditors;

(v)
shall voluntarily suspend transaction of its usual business;

(b)
that a court having jurisdiction in the premises shall have entered a decree or order:

(i)
adjudging the Manager bankrupt or insolvent, under any Canadian federal or provincial bankruptcy law; or

  (ii)
  for the appointment of a receiver, trustee or assignee in bankruptcy with respect to the Manager;

(c)
that any proceeding with respect to the Manager is commenced under the Companies' Creditors Arrangements Act (Canada) or similar legislation relating to a compromise or arrangement with creditors or claimants; or

(d)
that the Manager makes default in the performance of a material obligation under this Agreement, which default is not remedied within thirty (30) days of receipt by the Manager of notice of such default from any other party hereto. Any such notice of default shall not be valid unless it provides reasonable particulars of the default complained of.

7.07    Key Man

(a)
Throughout the term of this Agreement, the Manager shall cause James S. Kinnear to devote that amount of his time and attention to the provision of the Management Services by the Manger as is consistent with the practice of James S. Kinnear prior to the date hereof.

(b)
If:

(i)
James S. Kinnear becomes unable, for a period of sixty (60) days, as a result of illness or otherwise, to devote that amount of his time and attention to the provision of the Management Services by the Manager as is consistent with the past practice of James S. Kinnear prior to the Effective Date, and James S. Kinnear continues to be so unable for a further period of forty-five (45) days after the Corporation has given notice to the Manager of pending termination under this Section 7.07(b); or

(ii)
James S. Kinnear dies; or

(iii)
James S. Kinnear fails for a period of forty-five (45) days to devote that amount of his time and attention to the provision of the Management Services by the Manager as is consistent with the past practice of James S. Kinnear prior to the date hereof after the Corporation has given notice to the Manager to so comply;

    (each such circumstance a "Key Man Event")

    the Corporation may, within but not later than 365 days after the Key Man Event, pursuant to a resolution of a majority of the independent directors of the Corporation, terminate this Agreement on not less than 90 days written notice of termination to the Manager without incurring any liability or obligation to the Manager or any director, officer, employee or shareholder of, or consultant to, the Manager, or James S. Kinnear in respect of such termination other than as expressly provided herein.

(c)
If the effective date of a termination pursuant to Section 7.07(b) occurs before June 30, 2006, the Manager shall be paid a fee by the Corporation equal to (i) two-thirds (2/3rds) multiplied by (A) the aggregate Management Fees accrued in respect of the three (3) most recently completed calendar years, pursuant to this Agreement or the Old Agreement, as applicable, minus (B) the aggregate of the Assumed Expenses (the Assumed Expenses being subject to a maximum of $2 million per year) for the same three (3) calendar years, minus (ii) all Management Fees, if any, earned from July 1, 2004 to the date of such termination, minus Assumed Expenses (the Assumed Expenses being subject to a maximum of $2 million per year) incurred by the Manager during such period. In no event will the Manager be required to make a payment to the Corporation pursuant to this Section 7.07(c).

(d)
Notwithstanding any other provision hereof, the occurrence of any Key Man Event, or the failure or inability of the Manager to perform any of its obligations hereunder (including without limitation the obligation set forth in the first sentence of Section 7.07(a)) entirely or primarily because of the occurrence of a Key Man Event shall not constitute a default by the Manager of any of its obligations hereunder for any purpose.

(e)
In the event of termination pursuant to Section 7.07(b), on the effective date of such termination, Section 7.04(b) shall apply and the Manager shall be entitled to receive all amounts contemplated by Section 7.04(b) but shall be entitled to no other payments or remedies in connection with such termination other than as expressly provided herein.

7.08    Option to Sell

(a)
If the Contract Notice Fee becomes payable or any amount under Section 7.04(c) or (d) becomes payable, or any amount becomes payable under Section 7.07(c) as a result of a Key Man Event set out in Section 7.07(b)(i) or (ii), then the Manager shall have the option, at any time prior to thirty (30) days before such fee or amounts become payable, to elect in writing, in lieu of the Contract Notice Fee or its entitlement under Section 7.04(c) or (d) or 7.07(c), as applicable, to enter into a share sale transaction (a "Share Sale Transaction") whereby:

(i)
the Manager incorporates a new Alberta corporation ("Newco") as a wholly owned subsidiary:

(ii)
prior to the termination of this Agreement, all of the Manager's right and title to this Agreement is assigned to Newco and this Agreement will be the only asset and liability of Newco;

(iii)
all of the issued share capital of Newco is sold to the Corporation for a purchase price (the "Purchase Price") equal to the Contract Notice Fee or the amount payable under Section 7.04(c) or (d), as applicable;

  (iv)
  the Purchase Price is payable in cash and/or shares of the Corporation which are, pursuant to their share conditions and a written undertaking of EnergyTrust, exchangeable into Trust Units on a one-for-one basis within five years of the issuance thereof (the "Exchangeable Shares");

  (v)
  the proportion of cash and Exchangeable Shares to be paid in satisfaction of the Purchase Price shall be at the election of the Manager; and

  (vi)
  the exchange rate of the Exchangeable Shares shall be one Trust Unit per Exchangeable Share, provided that the number of Trust Units to be received per Exchangeable Share shall be continually adjusted upward to proportionally reflect all distributions made with respect to Trust Units from and after the date of issuance of the Exchangeable Shares.

  If such option is exercised, then the Corporation and the Manager shall negotiate and enter into a mutually satisfactory formal agreement that will, among other things, incorporate the foregoing.

  (b)
  In the event that between the date hereof and the date on which a Share Sale Transaction is consummated pursuant to the exercise of the option set out in Section 7.08(a), there is an introduction of any new law or regulation of general application in Canada or the United States, or an amendment to any existing law or regulation of general application in Canada or the United States, the effect of which is to result in an adverse financial effect to the Corporation or the Unitholders generally as a consequence of a Share Sale Transaction as compared to the consequences of a Share Sale Transaction under existing laws and regulations (an "adverse change") then the Corporation shall have twenty (20) days after the exercise of the option in which to notify the Manager of the adverse change. The Corporation and the Manager will then immediately use diligent and bona fide commercial efforts to assess and quantify the actual adverse financial effect to the Corporation and the Unitholders (without any double-counting as between the Unitholders and the Corporation, but taking into account the time value of money) as a result of the adverse change. Upon reaching an agreement regarding the amount of the adverse financial effect, then unless the Manager elects to deem the option not to have been exercised, the parties shall reduce the number of Exchangeable Shares to be so issued by that number having a value equal to the amount of the adverse financial effect, and complete the Share Sale Transaction as soon as is practicable. If, despite such efforts, the amount of the adverse financial effect has not been agreed upon within sixty (60) days of the exercise of the option, or the Manager has elected, as contemplated above, to deem the option not to have been exercised, then the option will be deemed not to have been exercised, and the Contract Notice Fee or the amount payable pursuant to subsection 7.04(c) or (d), or 7.07(c), as applicable, shall be immediately payable.

  (c)
  In the event that between the date hereof and the date on which a Share Sale Transaction is consummated pursuant to the exercise of the option set out in Section 7.08(a) there is an introduction of any new law or regulation of general application in Canada or the United States, or an amendment to any existing law or regulation of general application in Canada or the United States, the effect of which is to make a Share Sale Transaction impracticable, illegal or contrary to the policies of any regulatory authority having jurisdiction, then a Share Sale Transaction shall not be effected and the Contract Notice Fee or the amount payable pursuant to subsection 7.04(c) or (d) or 7.07(c), as applicable, shall be immediately payable.

7.09 Waiver of Default

       The Corporation or EnergyTrust, as the case may be, may by written notice (with the prior approval of the other parties hereto) at any time and from time to time:

(a)
waive performance of any term or provision of this Agreement required to be performed by the Manager;

(b)
waive any default under this Agreement; and

(c)
grant any extension of time for the performance of any term or provision of this Agreement including the period of time after which an event becomes a default.

7.10 Deeming Default Not to Have Occurred

       If a default has been waived, it shall be deemed for all purposes never to have occurred and if a period of time has been extended, such extended period shall, for all purposes, be deemed to have begun ab initio; provided however, that no waiver shall constitute a waiver of any subsequent default for non-performance.

7.11 Force Majeure

       Delays in or failure of performance by the Manager of a term or provision of this Agreement shall not constitute a default under this Agreement or give rise to any claim for damages, consequential damages or loss of profits, if caused by occurrences beyond the control of the Manager provided that the Manager shall, in any event, effect the payment of the Cash Distributions and the Trust Payments as provided herein.

ARTICLE VIII
MISCELLANEOUS

8.01 No Partnership or Joint Venture or Agency

       The parties to this Agreement are not and shall not be deemed to be partners or joint venturers with one another and nothing herein shall be construed so as to impose any liability as such on any of them. Except for property management and similar duties carried out by the Manager in the name and on behalf of the Corporation, the Manager shall perform its duties hereunder as an independent contractor and not as an agent of the Corporation.

8.02 Amendments

       This Agreement shall not be amended or varied in its terms by oral agreement or by representations or otherwise except by instrument in writing executed by the duly authorized representatives of the parties hereto or their respective successors or assigns. This Agreement may be amended by Pengrowth Corporation, on its own behalf and for and on behalf of EnergyTrust and the Trustee (provided that the rights of the Trustee in its personal capacity are not diminished or the obligations of the Trustee in its personal capacity are not increased), and the Manager.

8.03 Notification of Amendment

       As soon as shall be practicable after the making of any material amendment pursuant to Section 8.02 hereof, the Manager shall furnish written notification of the substance of such amendment to each Unitholder.

8.04 Assignment

       Other than in contemplation of a Share Sale Transaction, this Agreement shall not be assigned by any party hereto without the prior written consent of all other parties and the consent of the Unitholders by Extraordinary Resolution.

8.05 Severability

       If any provision of this Agreement shall be held invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall attach only to such provisions in such jurisdiction and shall not in any manner affect or render invalid or unenforceable such provision in any other jurisdiction or any other provision of this Agreement in any jurisdiction.

8.06 Notices

       All notices required or permitted herein under this Agreement shall be in writing and may be given by delivering same or mailing same by pre-paid registered mail to the address set forth below. Any such notice or other communication shall, if delivered, be deemed to have been given or made and received on the date delivered, and if mailed, shall be deemed to have been given or made and received on the fifth (5th) Business Day following the day on which it was so mailed. The parties hereto may give from time to time written notice of change of address in the manner aforesaid.

Corporation:	Pengrowth Corporation Petro-Canada Centre East Tower 2900, 111 - 5 Avenue SW Calgary, Alberta T2P 3Y6

Fund:	Pengrowth Energy Trust Petro-Canada Centre East Tower 2900, 111 - 5 Avenue SW Calgary, Alberta T2P 3Y6
Trustee:	Computershare Trust Company of Canada Suite 710 - 530 8th Avenue S.W. Calgary, Alberta T2P 3S8
Manager:	Pengrowth Management Limited Petro-Canada Centre East Tower 2900, 111 - 5 Avenue SW Calgary, Alberta T2P 3Y6

8.07 Reliance

       The Manager shall be entitled to rely on statements, advice or opinions (including financial statements and auditor's reports) of agents (any of which may be persons with which the Manager or an agent is affiliated) whose professions give authority to a statement made by them on the subject in question and who are considered by the Manager to be competent. The Manager may rely, and shall be protected in acting, upon any instrument or other documents believed by it to be genuine and in force.

8.08 Force Majeure

       No party shall be deemed to be in default in respect of non-performance of its obligations hereunder, if any, so long as its non-performance is due to strike, walk out, industrial disturbance, storm, fire, flood, explosion, lightning, tempest, act of God or Queen's enemies, governmental restraint, of any other cause (whether similar or dissimilar to those enumerated) beyond its control; provided that lack of finance shall in no event be deemed to be a cause beyond the party's control.

8.09 Governing Law

       The provisions of this Agreement shall be governed by and construed in accordance with the laws of Alberta.

8.10 Entire Agreement

       Without in any way limiting Section 1.04 hereof, this Agreement constitutes the entire agreement among the parties and supersedes any prior understandings, agreements, or representations by or among the parties, written or oral, related in any way to the subject matter of this Agreement.

8.11 Confidentiality

       The Manager acknowledges that in the course of providing the Management Services, it has and will continue to be privy to confidential information regarding the Corporation and EnergyTrust, including their business practices, trade secrets, and strategies. The Manager shall throughout the term of this Agreement and at all times thereafter, hold such information in confidence and shall not disclose such information other than in good faith effort to perform and further the performance of the Management Services, or as required by law.

IN WITNESS WHEREOF the parties hereto have executed this Agreement by their proper officers duly authorized in that behalf as of the day and year first above written.

PENGROWTH CORPORATION

Per:	"John B. Zaozirny"
Per:

PENGROWTH ENERGY TRUST, by its Trustee, Computershare Trust Company of Canada

Per:	"Lucy Liu"
Per:	"Laura Leong"
COMPUTERSHARE TRUST COMPANY OF CANADA
Per:	"Lucy Liu"
Per:	"Laura Leong"
PENGROWTH MANAGEMENT LIMITED

Per:	"James S. Kinnear"
Per:

SCHEDULE A

Administrative expense category
Bonus pool

Donations

Business development

—	Consultants Geologist Landman Commodity forecaster Quebec investor relations Europe investor relations Nova Scotia investor relations Reserve engineers
—	Events Spring investor conference Fall investor conference Bell Canadian Open Stampede party Christmas business associates reception Christmas staff party London investor forum
—	Business entertainment
—	Salaries and benefits Manager, PML Business Development, Research analyst, Community Relations Coordinator, Executive assistant

Insurance

Office rent — Calgary and London, England

Telephone & fax

Subscriptions & dues

Employee training

QuickLinks

SCHEDULE A
EXCHANGE FORM
TRANSFER FORM
AMENDED AND RESTATED MANAGEMENT AGREEMENT
ARTICLE I INTERPRETATION
ARTICLE II THE MANAGER
ARTICLE III MANAGER'S FEES AND EXPENSES
ARTICLE IV ACTIVITIES OF THE MANAGER AND THE TRUSTEE
ARTICLE V AGENCY
ARTICLE VI INDEMNIFICATION OF MANAGER
ARTICLE VII TERM AND TERMINATION
ARTICLE VIII MISCELLANEOUS
SCHEDULE A